Exhibit 99.1

Contacts:

Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Successful Conclusion

of Debt Financing Agreement with Durata Therapeutics

INCLINE VILLAGE, NV, November 18, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that in connection with the acquisition of Durata Therapeutics, Inc. by Actavis, PDL has received approximately $42.7 million in connection with the termination of PDL’s credit agreement with Durata, which included repayment of the full principal amount outstanding of $40 million, accrued interest, and prepayment and change of control premiums. In October 2013, PDL entered into a structured financing transaction with Durata in which PDL agreed to provide Durata with up to $70 million of debt financing with a five year term and in turn would receive interest on the principal amount outstanding and a security interest in substantially all of Durata's assets.

“It was our pleasure to provide financial support to Durata as they advanced Dalvance™ (dalbavancin) through product approval, and we wish them continued success,” stated John P. McLaughlin, president and chief executive officer of PDL. “Durata represents one of the 12 transactions we have engaged in to date, and we are continually assessing new opportunities that will enable us to further increase our revenues and thus, continue our policy of paying dividends to shareholders.”

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has deployed approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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